Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-89872, 333-37986, 333-20405 and 333-184754) on Form S-8 of Koss Corporation and Subsidiary (the “Company”) of our report dated August 23, 2018, with respect to the consolidated balance sheet of the Company as of June 30, 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows, before the effects of the adjustments and the related required disclosures to retrospectively apply the changes in accounting related to the retrospective adoption of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 606 "Revenue from Contracts with Customers", ASC Topic 842 “Leases”, and the change from the LIFO to FIFO method of costing inventory, as described in Note 1 “Revenue Recognition”, “Leases” and “Inventories”, which report appears in the June 30, 2019 annual report on Form 10-K of Koss Corporation.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin

August 30, 2019